Exhibit 1.2

Exhibit A

ACE INA HOLDINGS INC.

(a Delaware corporation)

Debt Securities

Unconditionally Guaranteed as to Payment of

Principal, Premium, if any, and Interest by

ACE LIMITED

TERMS AGREEMENT

[-]

To:	ACE INA HOLDINGS INC.

436 Walnut Street, WB12B

Philadelphia, PA 19106

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08, Bermuda

Ladies and Gentlemen:

We understand that ACE INA Holdings Inc., a Delaware company (the “Company”), proposes to issue and sell $ aggregate principal amount of its [senior] [subordinated] debt securities (the “Underwritten Securities”), which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by ACE Limited, a Cayman Islands company. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriter[s] named below (the “Underwriters”) offer[s] to purchase [, severally and not jointly,] the principal amount of Underwritten Securities opposite [its] [their] name[s] set forth below at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

Total	[$]

The Underwritten Securities shall have the following terms:

Title:

Rank:

Ratings:

Aggregate principal amount:

Denominations:

Currency of payment:

Interest rate or formula:

Interest payment dates:

Regular record dates:

Stated maturity date:

Redemption provisions:

Sinking fund requirements:

Conversion or exchange provisions:

Guarantee Provisions:

Listing requirements:

Black-out provisions:

Fixed or Variable Price Offering: [Fixed] [Variable] Price Offering

If Fixed Price Offering, initial public offering price: % of the principal amount, plus accrued interest [amortized original issue discount], if any, from                     .

Purchase price:     % of principal amount, plus accrued interest [amortized original issue discount], if any, from                     .

Form:

Applicable Time:

Other terms and conditions:

Closing date and location:

Notices: Notice to the Underwriters shall be directed to the Representative(s) c/o:

[

                                             ]

All of the provisions contained in the document attached as Annex I hereto entitled “ACE INA HOLDINGS INC.—Senior and Subordinated Debt Securities – Unconditionally Guaranteed

as to Payment of Principal, Premium, if any, and Interest by ACE LIMITED —Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please accept this offer no later than              o’clock P.M. (New York City time) on                      by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

[REPRESENTATIVE(S)]

By
Authorized Signatory

[Acting on behalf of [itself] [themselves] and as Representative(s) of the other named Underwriters.]

Accepted:

ACE INA HOLDINGS INC.

By
Name:
Title:

ACE LIMITED

By
Name:
Title:

Schedule I

[ISSUER FREE WRITING PROSPECTUS(ES)]

Final Term Sheet dated [-] (attached hereto as Schedule II)

Schedule II

ACE INA HOLDINGS INC.

FINAL TERM SHEET

Dated: [-]

Issuer:	ACE INA Holdings Inc.

Guarantor:	ACE Limited

Size:

Maturity:

Coupon (Interest Rate):

Yield to Maturity:

Spread to Benchmark Treasury:

Benchmark Treasury:

Benchmark Treasury Price and Yield:

Interest Payment Dates:

Redemption Provision:

Price to Public:

Settlement Date:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, [REPRESENTATIVE(S)] can arrange to send you the prospectus if you request it by calling or e-mailing [    ] at 1-800-[    ] or [    ]@[    ].

Exhibit B

FORM OF OPINION OF MAPLES AND CALDER, GUARANTOR’S

CAYMAN ISLANDS COUNSEL, TO BE DELIVERED

PURSUANT TO SECTION 5(b)

(i) The Guarantor has been duly incorporated and is validly existing and in good standing as an exempted company, under the laws of the Cayman Islands, and has the corporate power and corporate authority to own, lease and operate its property, and to conduct its business, as described in the Registration Statement, the Disclosure Package and the Prospectus, and to enter into and perform its obligations under, or as contemplated under, the Underwriting Agreement and the applicable Terms Agreement.

(ii) The authorized share capital of the Guarantor, as set out in its Memorandum and Articles of Association, conforms as to legal matters to the description thereof contained in each of the Registration Statement, the Disclosure Package and the Prospectus. All of the Guarantor’s Ordinary Shares have been duly and validly authorized and issued by the Guarantor and are registered in the books of the Guarantor as fully paid. On the basis that the contractual subscription price of all such Ordinary Shares is fully paid in cash (or equivalent consideration approved by the Directors), such Ordinary Shares issued may properly be credited as fully paid under Cayman Islands law and, as the Guarantor has been established on the basis that the liability of its shareholders is limited to the amount, if any, unpaid on their Ordinary Shares (see Clause 5 of the Memorandum and Articles of Association), there is no rule of Cayman Islands law that would impose any further liability on persons holding Ordinary Shares in the Guarantor, merely by reason of such shareholding. So far as Cayman Islands law is concerned, the registered holders have good and valid title to their respective Ordinary Shares on the assumption that they have not entered into any liens, encumbrances, equities or claims which could give rise to any equitable interest on the part of any third party in respect of such Ordinary Shares. The holders of Ordinary Shares are not subject to any pre-emptive rights under the laws of the Cayman Islands or the Guarantor’s Memorandum and Articles of Association.

(iii) The Underwriting Agreement and the applicable Terms Agreement have been duly authorized, executed and delivered by the Guarantor.

(iv) The Guarantee has been duly authorized and delivered by the Guarantor for issuance and sale pursuant to the Underwriting Agreement and the applicable Terms Agreement.

(v) Each applicable Indenture has been duly authorized, executed and delivered by the Guarantor.

(vi) The execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, the Underwriting Agreement and the applicable Terms Agreement and each applicable Indenture and any other agreement or instrument entered into or issued or to be entered into or issued by the Guarantor in connection with the transactions contemplated by the Registration Statement and the Prospectus and the consummation by the Guarantor of the transactions contemplated by the Underwriting Agreement and such Terms Agreement do not and will not (A) violate any provision of the Memorandum and Articles of Association of the Guarantor; (B) contravene any provision of any law, public rule or regulation of the Cayman Islands applicable to the Guarantor; (C) to the best of such counsel’s knowledge, contravene any existing published order or decree of the courts of the Cayman Islands by which the Guarantor is bound or by which its properties or assets may be affected; or (D) require any consent, approval or authorization or order of, or qualification with, any Cayman Islands governmental agency in connection with the offer and sale of the Underwritten Securities and the Guarantee.

(vii) To the best of such counsel’s knowledge, but based only upon a search of the cause list at the offices of the Grand Courts of the Cayman Islands, there was no action, suit or proceeding to which the Guarantor or any of its subsidiaries is a party or to which the assets, properties or operations of the Guarantor or any of its subsidiaries is subject, before the courts of the Cayman Islands at the close of business on [specify a recent date].

(viii) All statements made in the Disclosure Package and the Prospectus with regard to statutes, regulations, rules, treaties and other laws of the Cayman Islands (including, but not limited to, insurance, regulatory and tax matters and the Companies Law (2002 Revision) of the Cayman Islands) and enforcement of judgments in the Cayman Islands are accurate.

(ix) Pursuant to the Underwriting Agreement, and to the extent that the laws of the Cayman Islands are relevant, the Guarantor has legally, validly, effectively and irrevocably submitted to the jurisdiction of the United States Federal and New York State courts sitting in the Borough of Manhattan in The City of New York, State of New York, and has legally, validly and effectively appointed ACE USA, Inc. as the authorized agent of the Guarantor for the purposes described in Section 13 of the Underwriting Agreement assuming this to be the case as a matter of the applicable United States Federal and New York State laws.

(x) The choice of the laws of the State of New York, United States of America as the governing law of the Underwriting Agreement is a valid and effective choice of law and in an action brought before a court of competent jurisdiction in the Cayman Islands, the laws of the State of New York would, to the extent specifically pleaded and proved as a fact by expert evidence, be recognized and applied by such court to all issues concerning the formal and essential validity of each of the Underwriting Agreement and the Indenture and the interpretation thereof, except that in any such action such court will apply those laws of the Cayman Islands as such court characterizes as procedural, and will not apply those laws of the State of New York as such court characterizes as procedural.

(xi) Although there is no statutory enforcement in the Cayman Islands of a judgment obtained in New York, the courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, and was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. For the purposes of enforcement of a judgment granted against the Guarantor in respect of the Underwriting Agreement or the Indenture, a court in the Cayman Islands would recognize the jurisdiction of the applicable federal or state court to the jurisdiction of which the Guarantor has submitted rendering such judgment if service of process on the Guarantor is effected pursuant to and in accordance with the provisions of the Underwriting Agreement.

(xii) On the basis that the Guarantor carries on its business as set forth in the Disclosure Package and the Prospectus, there is no requirement that it be licensed under the Insurance Law, 1979, as amended, of the Cayman Islands.

In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws other than the laws of the Cayman Islands, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel whom such counsel believes to be reliable (which opinion shall be dated and furnished to the Representative(s) at the Closing Time, shall be satisfactory in form and substance to counsel for the Underwriters and shall expressly state that the Underwriters may rely on such opinion as if it were addressed to them), provided that such counsel shall state in their opinion that they believe that they and the Underwriters are justified in relying upon such opinion, and (B) as to matters of fact (but not as to legal conclusions), to the extent such counsel deems proper, on certificates of responsible officers of the Guarantor, its subsidiaries and public officials.

Exhibit C

FORM OF OPINION OF CONYERS DILL & PEARMAN, GUARANTOR’S

BERMUDA COUNSEL, TO BE DELIVERED

PURSUANT TO SECTION 5(b)

(i) Each of ACE Bermuda Insurance Ltd., Corporate Officers and Directors Assurance Ltd. and ACE Tempest Reinsurance Ltd. (collectively, the “Bermuda Insurance Subsidiaries”) (A) is validly existing under the laws of Bermuda as a company with limited liability and is in good standing under the laws of Bermuda (meaning that such company has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fee or tax, the failure of which would make such company immediately liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda) and (B) the corporate objects and powers contained in the Memorandum of Association of each of the Bermuda Insurance Subsidiaries are sufficient to allow them to carry on their business and to own, lease and operate its properties as both are described in each of the Disclosure Package and the Prospectus.

(ii) Based solely upon a certified copy of the Register of Members for each of the Bermuda Insurance Subsidiaries, and without further inquiry, (a) all of the issued shares in the share capital of each of the Bermuda Insurance Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable (meaning that, subject to the common law doctrine of “piercing the corporate veil” and to any agreement to the contrary between the registered holders and such Bermuda Insurance Subsidiary, no further sums are required to be paid by the holders thereof in connection with the issue of such shares); and (b) the Guarantor is the registered holder of all the issued shares of each of the Bermuda Insurance Subsidiaries (except for a de minimis number of shares necessary to comply with applicable law); and (c) based solely upon the Register of Charges, and without further inquiry, there are no registered liens, encumbrances, equities or claims in the Register of Charges in respect of those shares.

(iii) Each of the Bermuda Insurance Subsidiaries is duly registered as an insurer under the Insurance Act of 1978 (Bermuda) and the regulations promulgated thereunder (together, the “Insurance Act”) and as so registered, each Bermuda Insurance Subsidiary may conduct that insurance business which it is described in each of the Disclosure Package and the Prospectus as carrying on; and, based solely on the Certificates of Compliance and without independent inquiry, each of the Bermuda Insurance Subsidiaries has filed with the appropriate Bermuda governmental authority all reports, documents or other information required to be filed under the Insurance Act.

(iv) The execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, the Underwriting Agreement and the applicable Terms Agreement and each applicable Indenture and any other agreement or instrument entered into or issued or to be entered into or issued by the Guarantor in connection with the transactions contemplated by the Registration Statement and the Prospectus and the consummation by the Guarantor of the transactions contemplated by the Underwriting

Agreement and such Terms Agreement do not and will not (A) violate any provision of the Memorandum of Association or By-laws of each of the Bermuda Insurance Subsidiaries; (B) contravene any provision of any of those laws, rules and regulations of Bermuda which, in such counsel’s opinion, based upon such counsel’s experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement and such Terms Agreement, except that such counsel need not express any opinion in this paragraph with respect to Bermuda securities laws; (C) based solely upon the Cause Book and without further inquiry, contravene any judgment, order or decree by the Bermuda Supreme Court against the Guarantor or any of the Bermuda Insurance Subsidiaries; (D) based solely upon the Register of Charges and without further inquiry, conflict with, result in any breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right to accelerate the maturity or require the prepayment of any registered charge recorded in the Register of Charges against the Guarantor or any of the Bermuda Insurance Subsidiaries; or (E) require any consent, approval or authorization or order of, or qualification with any Bermuda governmental agency, except such as have been obtained under the applicable securities laws of Bermuda in connection with the offer and sale of the Underwritten Securities.

(v) Based solely upon the Cause Book and without further inquiry, there is no action, suit or proceeding now pending before the Bermuda Supreme Court to which the Guarantor or any of its subsidiaries is a party or to which the assets, properties or operations of the Guarantor or any of its subsidiaries is subject.

(vi) All statements (but excluding those statements forming a part of financial information or accounts) made in the Registration Statement, the Disclosure Package and Prospectus with respect to statutes, regulations, rules, treaties and other laws of Bermuda (including, but not limited to, statements made with respect to the Insurance Act and Bermuda tax matters) fairly and accurately present the information set forth therein and such counsel’s opinion as to such matters.

(vii) The choice of the law of the State of New York as the governing law of the Underwriting Agreement and the applicable Indenture is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (A) that such court considers to be procedural in nature, (B) that are revenue or penal laws or (C) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.

(viii) The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the courts of the State of New York and of the United States of America against the Guarantor based upon the Underwriting Agreement and the applicable Indenture under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (A) such courts had proper jurisdiction over the parties subject to such judgment, (B) such courts did not contravene the rules of natural justice of

Bermuda, (C) such judgment was not obtained by fraud, (D) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (E) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (F) there is due compliance with the correct procedures under the laws of Bermuda.

In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws other than the laws of Bermuda, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel whom such counsel believes to be reliable (which opinion shall be dated and furnished to the Representative(s) at the Closing Time, shall be satisfactory in form and substance to counsel for the Underwriters and shall expressly state that the Underwriters may rely on such opinion as if it were addressed to them), provided that such counsel shall state in their opinion that they believe that they and the Underwriters are justified in relying upon such opinion, and (B) as to matters of fact (but not as to legal conclusions), to the extent such counsel deems proper, on certificates of responsible officers of the Guarantor, its subsidiaries and public officials.

Exhibit D

FORM OF OPINION OF PETER N. MEAR, ESQ.,

GENERAL COUNSEL OF THE GUARANTOR,

TO BE DELIVERED PURSUANT TO SECTION 5(b)

(i) The Guarantor is qualified to do business, and is in good standing, as a foreign corporation, under the laws of each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not singly or in the aggregate result in a Material Adverse Change.

(ii) Each of ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd., ACE USA, Inc. and the Company is qualified to transact business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except where the failure to be so qualified or to be in good standing (with respect to jurisdictions which recognize such concept) would not singly or in the aggregate result in a Material Adverse Change;

(iii) Except as set forth in each of the Registration Statement, the Disclosure Package and the Prospectus, such counsel does not know of any outstanding (A) securities or obligations of the Guarantor convertible into or exchangeable for any shares of capital stock of the Guarantor or any of its subsidiaries; (B) rights, warrants or options to acquire or purchase from the Guarantor any shares of capital stock of the Guarantor or any such convertible or exchangeable securities or obligations; or (C) obligations or understandings of the Guarantor to issue or sell any shares of capital stock of the Guarantor or any of its subsidiaries, any such convertible or exchangeable securities or obligations, or any such warrants, rights or obligations.

(iv) To the best of such counsel’s knowledge, and other than as disclosed in each of the Disclosure Package and the Prospectus, there are no threatened legal proceedings against the Guarantor or any of its subsidiaries that, if determined adversely to the Guarantor or such subsidiary, would result in a Material Adverse Change.

In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent such counsel deems proper, on certificates of responsible officers of the Company, the Guarantor, their respective subsidiaries and public officials.

D-1

Exhibit E

FORM OF OPINION OF MAYER, BROWN, ROWE & MAW LLP

UNITED STATES COUNSEL FOR THE COMPANY AND THE

GUARANTOR, TO BE DELIVERED PURSUANT TO SECTION 5(b)

(i) Each of the Company and ACE USA, Inc. is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(ii) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement and the applicable Terms Agreement and the [each] applicable [Indenture] and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated by the Registration Statement and the Prospectus and the consummation by the Company of the transactions contemplated by the Underwriting Agreement and such Terms Agreement do not and will not (A) contravene any provision of any United States federal or New York State law, rule or regulation, in each case which, in such counsel’s opinion, based on such counsel’s experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement and such Terms Agreement (“United States Applicable Laws”), except that such counsel need not express any opinion in this paragraph with respect to state securities laws; (B) contravene any judgment, order or decree known to such counsel without independent inquiry of any United States federal or New York State court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or by which the Company or any of its subsidiaries is bound or by which their properties or assets may be affected; (C) conflict with, result in any breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right to accelerate the maturity or require the prepayment of any indebtedness or the purchase of any capital stock under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries, pursuant to the terms of, any agreement or instrument filed as an exhibit to the Guarantor’s most recent Annual Report on Form 10-K or any agreement or instrument otherwise known to such counsel to which the Guarantor or any of its subsidiaries (including the Company) is a party or by which it or any of them may be bound, or to which any of the assets, properties or operations of the Guarantor or any of its subsidiaries (including the Company) is subject, or the certificate of incorporation or bylaws of the Company or ACE USA, except for such conflicts, breaches, violations, defaults, accelerations, repayments, repurchases, liens, charges or encumbrances that would not singly or in the aggregate result in a Material Adverse Change; or (D) based upon such counsel’s review of the United States Applicable Laws, require any consent, approval or authorization or order of, or qualification with, any United States federal or state governmental agency or authority or court, except such as have been obtained under the 1933 Act, the 1933 Act Regulations, the 1939 Act and the 1939 Act Regulations and such as may be required under state securities or blue sky laws or state insurance laws in connection with the offer and sale of the Underwritten Securities.

(iii) The Underwriting Agreement and the applicable Terms Agreement have been duly authorized, executed and delivered by the Company.

(iv) The Underwritten Securities have been duly authorized, executed and delivered by the Company for issuance and sale pursuant to the Underwriting Agreement and the applicable Terms Agreement.

(v) The Underwritten Securities, when issued and authenticated in the manner provided for in the applicable Indenture and delivered against payment of the consideration therefor specified in such Terms Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by requirements that a claim with respect to any Debt Securities payable in a foreign or corporate currency (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or by governmental authority to limit, delay or prohibit the making of payments outside the United States. The Underwritten Securities are in the form contemplated by, and each registered holder thereof is entitled to the benefits of, the [each] applicable Indenture.

(vi) Assuming the Guarantee has been duly authorized by the Guarantor for issuance and sale pursuant to the Underwriting Agreement and the applicable Terms Agreement, the Guarantee, when issued and delivered to the Underwriters in accordance with the provisions of the Underwriting Agreement, will constitute a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(vii) The [each] applicable Indenture has been duly authorized, executed and delivered by the Company and the Guarantor and (assuming the Indenture has been duly authorized, executed and delivered by the Guarantor and the applicable Trustee), the [each] applicable Indenture constitutes a valid and binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(viii) The Underwritten Securities, the Guarantee and the [each] applicable Indenture conform in all material respects to the statements relating thereto contained in each of the Disclosure Package and the Prospectus and are in substantially the form filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement.

(ix) Such counsel does not know, after inquiry of officers of the Company and the Guarantor and based solely on such inquiry, of any action, suit or proceeding before or by any United States federal or state government, governmental instrumentality or court now pending or threatened against or affecting the Guarantor or any of its subsidiaries (including the Company) or any of their respective assets or properties that is required to be described in the Registration Statement, the Disclosure Package or the Prospectus and is not so described or of any contract or other document that is required to be described in the Registration Statement, the Disclosure Package or the Prospectus, or to be filed as an exhibit to the Registration Statement, that is not described or filed, as required.

(x) The statements in the Registration Statement, the Disclosure Package and the Prospectus insofar as they are descriptions of contracts, agreements, instruments or the Company’s Certificate of Incorporation or legal proceedings, or constitute statements or summaries of United States federal or New York State laws or legal conclusions with respect thereto, are accurate and present fairly the information required to be shown.

(xi) The discussion of tax matters set forth under the heading “Certain Tax Consequences” in each of the Disclosure Package and the Prospectus contains the relevant and material provisions of present United States tax law applicable to the Underwritten Securities and the Guarantee and the statements thereunder are true and correct (subject to the qualifications and assumptions set forth in such discussion) as of the Closing Date.

(xii) The Registration Statement, including without limitation the Rule 430B Information, and the Prospectus, excluding the documents incorporated by reference therein, and each amendment or supplement to the Registration Statement and the Prospectus, excluding the documents incorporated by reference therein, as of their respective effective or issue dates (including without limitation each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations), other than the financial statements and supporting schedules and other financial data included therein or omitted therefrom, complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the 1939 Act Regulations.

(xiii) The documents incorporated by reference in each of the Disclosure Package and the Prospectus (other than the financial statements and supporting schedules and other financial data included therein or omitted therefrom, as to which such counsel need express no opinion), when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder.

(xiv) The [each] applicable Indenture has been duly qualified under the 1939 Act.

(xv) The Underwritten Securities, upon issuance, will be excluded or exempted under, or beyond the purview of, the Commodity Exchange Act, as amended (the “Commodity Exchange Act”), and the rules and regulations of the Commodity Futures Trading Commission under the Commodity Exchange Act (the “Commodity Exchange Act Regulations”).

(xvi) The Company is not, and upon the issuance and sale of the Underwritten Securities as herein contemplated and the application of the net proceeds therefrom as described in each of the Disclosure Package and the Prospectus will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

Such counsel shall also state that it has been advised by the Commission that the Registration Statement has become effective under the 1933 Act; that any required filings of each prospectus (including the Prospectus) pursuant to Rule 424(b) have been made in the manner and within the time period required by Rule 424(b) (without reference to Rule 424(b)(8)); any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d); that, based solely on conversations with the Commission, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for the purpose have been instituted, are pending or, to such counsel’s knowledge, are contemplated under the 1933 Act; and that, to the best of such counsel’s knowledge, neither the Company nor the Guarantor has received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act objecting to the uses of the automatic shelf registration form, the Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act and neither the Company nor the Guarantor is the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Underwritten Securities.

Such counsel shall also state that they have examined various documents and participated in conferences with representatives of the Company and the Guarantor and their accountants and with representatives of the Representative(s) and their counsel at which times the contents of the Registration Statement, the Disclosure Package and the Prospectus and related matters were discussed, and that, although they are not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Disclosure Package or the Prospectus or making any representation that they have independently verified or checked the accuracy, completeness or fairness of such statements, except as set forth above, no facts have come to such counsel’s attention that cause such counsel to believe that the Registration Statement, at the original effective date of the Registration Statement, the effective date of any post-effective amendment thereto and each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; that the Prospectus or any amendment or supplement thereto, at the date of the Prospectus, at the date of any such amendment or supplement or at the Closing Time, included or includes any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or that the Disclosure Package, as of the Applicable Time, included any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (such counsel need not express a belief with respect to the financial statements and supporting schedules and other financial data included in or omitted from the Registration Statement, the Disclosure Package or the Prospectus or any amendment or supplement thereto).

In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws other than the laws of the State of New York, the corporate laws of the State of Delaware or the federal laws of the United States of America, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel whom such counsel believes to be reliable (which opinion shall be dated and furnished to the Representative(s) at the Closing Time, shall be satisfactory in form and substance to counsel for the Underwriters and shall expressly state that the Underwriters may rely on such opinion as if it were addressed to them), provided that such counsel shall state in their opinion that they believe that they and the Underwriters are justified in relying upon such opinion, and (B) as to matters of fact (but not as to legal conclusions), to the extent such counsel deems proper, on certificates of responsible officers of the Company, its subsidiaries and public officials.

EXECUTION COPY

ACE INA HOLDINGS INC.

(a Delaware corporation)

Debt Securities

Unconditionally Guaranteed as to Payment of

Principal, Premium, if any, and Interest by

ACE LIMITED

TERMS AGREEMENT

May 8, 2006

To:	ACE INA HOLDINGS INC.

436 Walnut Street, WB12B

Philadelphia, PA 19106

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08, Bermuda

Ladies and Gentlemen:

We understand that ACE INA Holdings Inc., a Delaware company (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its senior debt securities (the “Underwritten Securities”), which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by ACE Limited, a Cayman Islands company. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

Underwriters	Percentage	Principal Amount of Underwritten Securities
Banc of America Securities LLC	30.0%	$90,000,000
Wachovia Capital Markets, LLC	30.0%	$90,000,000
Deutsche Bank Securities Inc.	7.5%	$22,500,000
J.P. Morgan Securities Inc.	7.5%	$22,500,000
ABN Amro Incorporated	3.6%	$10,800,000
Barclays Capital Inc.	3.6%	$10,800,000
HSBC Securities (USA) Inc.	3.6%	$10,800,000
Greenwich Capital Markets, Inc.	3.6%	$10,800,000
Lazard Capital Markets LLC	3.6%	$10,800,000
BNP Paribas Securities Corp	1.4%	$4,200,000
Calyon Securities (USA) Inc.	1.4%	$4,200,000
ING Financial Markets LLC	1.4%	$4,200,000
Keybanc Capital Markets, a Division	1.4%	$4,200,000
of McDonald Investment
RBC Capital Markets Corporation	1.4%	$4,200,000

Settlement Date (T+10 days):	100.0%	$300,000,000

The Underwritten Securities shall have the following terms:

Title:	6.70% Senior Notes due 2036
Rank:	Senior Debt
Ratings:	Moody’s Investors Service, Inc. – A3 (Stable)
Standard & Poor’s Rating Service – BBB+ (Stable)
Fitch – A- (Stable)
Aggregate principal amount:	$300,000,000
Denominations:	$1,000 and integral multiples thereof
Currency of payment:	United States dollars
Interest rate or formula:	6.70% per annum
Interest payment dates:	Each May 15 and November 15, commencing November 15, 2006
Regular record dates:	Each May 15 and November 15
Stated maturity date:	May 15, 2036
Redemption provisions:	As disclosed in the Company’s Prospectus Supplement dated May 8, 2006 to Prospectus dated December 16, 2005
Sinking fund requirements:	None
Conversion or exchange provisions:	None
Listing requirements:	None
Black-out provisions:	None
Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price:	99.388% of the principal amount, plus accrued interest, if any, from May 8, 2006.

Purchase price:	98.513% of the principal amount.

Form:	Global certificate representing the Underwritten Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.
Applicable Time:	8 P.M.
Other terms and conditions:	The Underwritten Securities will be issued under an indenture dated as of August 1, 1999, among the Company, the Guarantor and J.P. Morgan Trust Company, National Association, as trustee (the “Senior Indenture”). All references in the Underwriting Agreement (as defined below) to the “applicable Indenture” shall be deemed to refer to the Senior Indenture.
Closing date and location:	May 22, 2006; Sidley Austin llp, 787 Seventh Avenue, New York, New York 10019

Notices: Notice to the Underwriters shall be directed to the Representatives c/o:

Banc of America Securities LLC

Attention: High Grade Transaction Management/Legal

40 West 57th Street

NY1-040-27-03

New York, New York 10019

and

Wachovia Capital Markets, LLC

Attention: Timothy Reid

One Wachovia

301 South College Street

Charlotte, North Carolina 28288

All of the provisions contained in the document attached as Annex I hereto entitled “ACE INA HOLDINGS INC.—Senior and Subordinated Debt Securities— Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and Interest by ACE LIMITED—Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please accept this offer no later than 8 o’clock P.M. (New York City time) on May 8, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

Banc of America Securities LLC

By
Authorized Signatory

Wachovia Capital Markets, LLC

By
Authorized Signatory

Acting on behalf of themselves and as Representatives of the other named Underwriters.

Accepted:

ACE INA HOLDINGS INC.

By
Name:
Title:

ACE LIMITED

By
Name:
Title:

Schedule I

ISSUER FREE WRITING PROSPECTUS

Final Term Sheet dated May 8, 2006 (attached hereto as Schedule II).

Schedule II

$300,000,000

ACE INA Holdings Inc.

6.70% Senior Notes due 2036

Fully and Unconditionally Guaranteed by

ACE Limited

FINAL TERM SHEET

Dated: May 8, 2006

Issuer:	ACE INA Holdings Inc.

Guarantor:	ACE Limited

Size:	$300,000,000

Maturity:	May 15, 2036

Coupon (Interest Rate):	6.70%

Yield to Maturity:	6.748%

Spread to Benchmark Treasury:	+145

Benchmark Treasury:	5.375% UST due February 2031

Benchmark Treasury Price and Yield:	101.1+ and 5.298%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2006

Redemption Provision:	Make Whole Call – UST+20

Redemption for Changes in Withholding Taxes - Par

Price to Public:	99.388%

Net Proceeds to ACE INA (before expenses):	$295,539,000

Settlement Date:	May 22, 2006

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wachovia Capital Markets, LLC can arrange to send you the prospectus if you request it by calling 1-800-326-5897 or e-mailing syndicate.ops@wachovia.com